EXHIBIT 8.1


                  [LETTERHEAD OF THACHER PROFFITT & WOOD LLP]


                                            April 5, 2005

Opteum Mortgage Acceptance Corporation  Opteum Financial Services, LLC
W. 115 Century Road                     W. 115 Century Road
Paramus, New Jersey 07652               Paramus, New Jersey 07652

Bear, Stearns & Co. Inc.                HSBC Bank USA, National Association
383 Madison Avenue                      452 Fifth Avenue
New York, New York 10179                New York, New York 10018

Wells Fargo Bank, N.A.                  Standard & Poor's, A Division of The
9062 Old Annapolis Road                 McGraw-Hill Companies, Inc.
Columbia, Maryland 21045                55 Water Street, 41st Floor
                                        New York, New York 10041

                    Opinion: Underwriting Agreement (Tax)
                    Opteum Mortgage Acceptance Corporation
                    ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-2

Ladies and Gentlemen:

            We have acted as counsel to Opteum Financial Services, LLC (the "Seller") and Opteum Mortgage Acceptance Corporation (the "Depositor") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of April 1, 2005 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of April 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, Wells Fargo Bank, N.A. (in such capacity, the "Master Servicer") and HSBC Bank USA, National Association (the "Trustee"), and the certificates issued pursuant thereto designated as Asset-Backed Pass-Through Certificates, Series 2005-2 (the "Certificates"),
(iii) the Underwriting Agreement, dated April 4, 2005 (the "Underwriting Agreement"), among the Seller, the Depositor and Bear, Stearns & Co. Inc. (in such capacity, the "Underwriter"), (iv) the Custodial Agreement, dated April 5, 2005 (the "Custodial Agreement"), among the Depositor, the Trustee, the Master Servicer and Wells Fargo Bank, N.A., (in such capacity, the "Custodian"), (v) the Servicing Agreement, dated as of March 5, 2004, between the Seller and the Master Servicer, and the Servicing Agreement, dated as of March 5, 2004, between the Seller and the Depositor (together, the "Servicing Agreements"), (vi) the Assignment, Assumption and Recognition Agreement, dated as of April 5, 2005 (the "AAR Agreement"), among the Seller, the Depositor and the Trustee, (vii) the Prospectus Supplement, dated April 4, 2005 (the "Prospectus Supplement"), and the Base Prospectus to which it relates, dated January 27, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"), (viii) the Purchase Agreement, dated April 5, 2005 (the "Purchase Agreement"), among the Seller, the Depositor and Bear, Stearns & Co. Inc. (in such


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Opinion: Underwriting Agreement (Tax)                                     Page 2
Opteum Mortgage Acceptance Corporation, Series 2005-2
April 5, 2005


capacity, the "Initial Purchaser") and (ix) the Private Placement Memorandum, dated April 5, 2005 (the "Private Placement Memorandum"). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Servicing Agreements, the AAR Agreement, the Purchase Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

            In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any opinion expressed below inconsistent with that document as so modified or supplemented. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

            This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

            In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the "Code") and the provisions thereof applicable to a real estate mortgage investment conduit ("REMIC"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or


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Opinion: Underwriting Agreement (Tax)                                     Page 3
Opteum Mortgage Acceptance Corporation, Series 2005-2
April 5, 2005


other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

            The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

            Based upon and subject to the foregoing, it is our opinion that:

            1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

            2. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5 and REMIC 6 will qualify as a REMIC, (ii) the REMIC 1 Regular Interests will represent ownership of the "regular interests" in REMIC 1, and the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of the "regular interests" in REMIC 2, and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, (iv) each class of Class A and Class M Certificates (exclusive of the right to receive any payments from the Reserve Fund), the Class C Interest, the Class P Interest and the Class IO Interest will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3,
            (v) the Class C Certificates will represent ownership of "regular interests" in REMIC 4 and will generally be treated as debt instruments of REMIC 4, and the Class R-4 Interest will constitute the sole class of "residual interests" in REMIC 4, (vi) the Class P Certificates will represent ownership of "regular interests" in REMIC 5 and will generally be treated as debt instruments of REMIC 5, and the Class R-5 Interest will constitute the sole class of "residual interests" in REMIC 5 and (vii) REMIC 6 Regular Interest IO will represent ownership of the "regular interests" in REMIC 6, and the Class R-6 Interest will constitute the sole class of "residual interests" in REMIC 6.


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Opinion: Underwriting Agreement (Tax)                                     Page 4
Opteum Mortgage Acceptance Corporation, Series 2005-2
April 5, 2005


            This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4), (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

                                        Very truly yours,

                                        /s/ Thacher Proffitt & Wood LLP